Exhibit 99.1

PRESS RELEASE

Contacts:

Patrick L. Alexander

President and Chief Executive Officer

Mark A. Herpich

 Chief Financial Officer

(785) 565-2000

FOR IMMEDIATE RELEASE

December 28, 2005

Landmark Bancorp, Inc. Announces Revised Closing Date and Sale of Real Estate

(Manhattan, KS, December 28, 2005) Landmark Bancorp, Inc. (Nasdaq: LARK), a one bank holding company based in Manhattan, Kansas, announced today that it now expects to consummate the previously announced acquisition of First Manhattan Bancorporation, Inc. effective January 1, 2006.

Additionally, Landmark announced that it has signed an agreement to sell the real estate and building housing its banking facility at 800 Poyntz Avenue in Manhattan, Kansas.  Landmark plans to move its banking operation to the banking facility located at 701 Poyntz Avenue which it is acquiring through its acquisition of First Manhattan Bancorporation, Inc.  The sale, which is subject to certain conditions, is expected to close either late in the first quarter or early in the second quarter of 2006.  Landmark expects to realize a gain of approximately six hundred thousand dollars ($600,000) from the sale.

Landmark Bancorp, Inc. is the holding company for Landmark National Bank.  Landmark National Bank has branches in Manhattan (2), Auburn, Dodge City (2), Fort Scott, Garden City, Great Bend (2), Hoisington, LaCrosse, Louisburg, Osage City, Osawatomie, Paola, Topeka and Wamego, Kansas.

Special Note Concerning Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of the Company.  Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the Company’s management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions.  Additionally, all statements in this press release, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events.

A number of factors, many of which are beyond the ability of the Company to control or predict, could cause actual results to differ materially from those in its forward-looking statements.  These factors include, among others, the following: (i) the strength of the local and national economy; (ii) changes in state and federal laws, regulations and governmental policies concerning the

Company’s general business; (iii) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (iv) changes in interest rates and prepayment rates of the Company’s assets; (v) increased competition in the financial services sector and the inability to attract new customers; (vi)  the economic impact of armed conflict or terrorist acts involving the United States; (vii) the loss of key executives or employees; (viii) changes in consumer spending; (ix) unexpected results of acquisitions including last year’s acquisition of First Kansas; (x) unexpected outcomes of existing or new litigation involving the Company; and (xi) changes in accounting policies and practices.  These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.  Additional information concerning the Company and its business, including additional factors that could materially affect the Company’s financial results, is included in the Company’s filings with the Securities and Exchange Commission.